Exhibit 99.1

February 15, 2013
Mr. Joseph De Perio
Mr. Gregory P. Taxin
Clinton Group, Inc.
9 West 57th Street, 26th Floor
New York, NY 10019

Gentlemen:

Thank you for your February 13, 2013 letter to the Board of Directors (the “Board”) of The Wet Seal, Inc. (the “Company”). The Board appreciates your recognition of the various steps the Company has taken to improve its position, including the recent appointment of our Chief Executive Officer. The Board has reviewed and considered your suggestion for a share repurchase via a Dutch Auction, however, as explained below, the Board believes that the Company's existing $25 million share repurchase program is the appropriate program at this time.
As the Company has explained in public comments, it is in the process of reviewing various business strategies and practices, with the goals of increasing operational efficiency, restoring profitability and positioning the Company to make additional investments to drive future growth. In addition, as noted in your letter, the Company recently announced a $25 million share repurchase program, which was approved after careful consideration of the Company's recent performance and business strategies. The Board continues to believe that the program strikes an appropriate balance between maintaining a more efficient capital structure for the Company's stockholders and ensuring the Company's financial strength while the Company works to stabilize its operating cash flows.
In light of the foregoing, the Board believes that its current course is prudent and in the best interests of the Company and its stockholders. Nevertheless, the Board will continually review, evaluate and reassess strategies for enhancing stockholder value.

Very truly yours,

/s/ Lynda Davey
Lynda Davey
Chairman of the Board

/s/ John D. Goodman
John D. Goodman
Chief Executive Officer

cc: Board of Directors